EXHIBIT 2.1

Floyd E. Allen General Counsel The Detroit Medical Center Corporate Administrative Offices 3990 John R — 1 Brush South Detroit, MI 48201 (313) 966-2080 (313) 966-2040 FAX
July 16, 2010
Mr. Keith B. Pitts
Executive Vice President
Vanguard Health Systems, Inc.
20 Burton Hills Boulevard, Suite 100
Nashville, TN 37215
RE:	Extension of Time under Paragraph 5.2(b), Purchase and Sale Agreement Dated June 10, 2010 (“Agreement”) by and among The Detroit Medical Center and its subsidiary organizations (“Seller”), VHS of Michigan, Inc. and its subsidiary organizations (“Buyer”) and Vanguard Health Systems, Inc.
Dear Mr. Pitts:
Paragraph 5.2 (b) of the Agreement permits Seller to make offers of employment to employees of Seller that are identified in writing by Seller on or before July 15, 2010. This correspondence documents our agreement to extend the time within which DMC may identify such employees until August 15, 2010.
Thank you for your consideration in this matter.
Sincerely,

Floyd E. Allen
General Counsel
Vanguard Health Systems, Inc., on behalf
of itself and Buyer, agree to the above extension.
VANGUARD HEALTH SYSTEMS, INC.

By:	/s/ Keith B. Pitts

Keith B. Pitts
Its:	Vice Chairman